Exhibit 4.2

Execution Version

AMC ENTERTAINMENT HOLDINGS, INC.

AS PARENT GUARANTOR

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

AS TRUSTEE

GUARANTEE AGREEMENT

DATED AS OF OCTOBER 20, 2022

UNSECURED STANDALONE GUARANTEE dated as of October 20, 2022, among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“AMCEH” or “Parent Guarantor”) and U.S. Bank Trust Company, National Association, as Trustee (in such capacity, the “Trustee”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee Agreement”).

Odeon Finco PLC, a public limited liability company incorporated under the laws of England and Wales (the “Issuer”) and a direct subsidiary of Odeon Cinemas Group Limited (the “Company”), issued on the date hereof $400,000,000 aggregate principal amount of its 12.750% Senior Secured Notes due 2027 (the “Notes”) under the terms of the indenture dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) by and among, among others, the Issuer, the Trustee, the Company and the guarantors that are subsidiaries of the Company party thereto (the “Subsidiary Guarantors”).

The Parent Guarantor has entered into this Guarantee Agreement to provide an unsecured guarantee of all obligations and liabilities of the Issuer under the Indenture and the Notes on the terms set forth in this Guarantee Agreement.

Capitalized terms used but not defined herein shall have the meaning assigned to them in the Indenture.

1.	Guarantee

(a) AMCEH hereby fully, unconditionally and irrevocably guarantees, on an unsecured basis, as primary obligor and not merely as surety, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Secured Notes Obligations of the Issuer (all the foregoing being hereinafter collectively called the “AMCEH Guarantor Obligations”). AMCEH agrees (to the extent permitted by law) that the AMCEH Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Guarantee Agreement notwithstanding any extension or renewal of any AMCEH Guarantor Obligation.

(b) AMCEH further agrees that the AMCEH Guarantor Obligations herein constitute a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment thereof.

(c) The AMCEH Guarantor Obligations hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the AMCEH Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the AMCEH Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of AMCEH herein shall not be discharged or impaired or otherwise affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against AMCEH or any other person under, the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal granted; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the failure of any Holder to exercise any right or remedy against any other Guarantor; (v) any change in the ownership of the Company (other than as contemplated by the Indenture); (vi) any default, failure or delay, willful or otherwise, in the performance of the AMCEH Guarantor Obligations; or (vii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of AMCEH or would otherwise operate as a discharge of AMCEH as a matter of law or equity.

(d) AMCEH agrees that the AMCEH Guarantor Obligations shall remain in full force and effect until payment in full thereof or until AMCEH is released from its AMCEH Guarantor Obligations in compliance with Section 2 herein. AMCEH further agrees that the AMCEH Guarantor Obligations herein shall continue to be effective or shall be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any amount thereof is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of AMCEH or otherwise.

(e) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against AMCEH by virtue hereof, upon the failure of the Issuer to pay any of the AMCEH Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, ACMEH hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of the unpaid amount of such AMCEH Guarantor Obligations then due and owing.

(f) AMCEH further agrees that, as between AMCEH, on the one hand, and the Holders, on the other hand, (x) the maturity of its AMCEH Guarantor Obligations may be accelerated as provided for in the Indenture for the purposes of its Guarantee Agreement herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of its AMCEH Guarantor Obligations and (y) in the event of any such declaration of acceleration of such AMCEH Guarantor Obligations, such AMCEH Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by AMCEH for the purposes of this Guarantee Agreement.

(g) AMCEH shall not pledge any of its assets to secure the AMCEH Guarantor Obligations.

(h) The AMCEH Guarantor Obligations under this Guarantee Agreement shall not be Guaranteed by any other of AMCEH’s or Issuer’s subsidiary.

(i) Notwithstanding any term or provision of this Guarantee Agreement, the maximum aggregate amount of the AMCEH Guarantor Obligations for which AMCEH shall be liable shall not exceed the maximum amount for which AMCEH can be liable without rendering this Guarantee Agreement, as it relates to AMCEH, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of Title 11 of the United States Code (the “Bankruptcy Code”) or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (i) to all other liabilities of AMCEH, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of AMCEH in respect of intercompany indebtedness to the Issuer to the extent that such indebtedness would be discharged in an amount equal to the amount paid by AMCEH hereunder) and (ii) to the value as assets of AMCEH (as determined under the applicable provisions of such Fraudulent Transfer Laws).

2.	Termination, Release and Discharge

AMCEH shall be automatically and unconditionally released and discharged from its obligations under this Guarantee Agreement and the AMCEH Guarantor Obligations shall be automatically and unconditionally terminated, and no further action by AMCEH or the Trustee is required for the release of AMCEH or the termination of this Guarantee Agreement:

(a)            upon a Change of Control pursuant to which (x) AMCEH ceases to hold, directly or indirectly, 50% or more of the total voting power of the Voting Stock of the Company or (y) the sale, lease, transfer or other conveyance, in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

(b)            upon the full and punctual payment when due of the principal of, premium, if any, interest and Additional Amounts if any, on the Notes and all other obligations and liabilities of the Issuer under the Indenture and the Notes;

(c)            upon the Issuer exercising its legal defeasance option or covenant defeasance option in accordance with Article 8 of the Indenture;

(d)            upon AMCEH paying or causing to be paying to be paid all sums payable by it under this Guarantee Agreement and AMCEH Guarantor Obligations being discharged in accordance with the terms of the Indenture;

(e)            upon the merger, amalgamation, consolidation or winding up of AMCEH with and into another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of AMCEH; or

(f)            upon release of AMCEH from the AMCEH Guarantor Obligations in accordance with Section 9.01(m) of the Indenture.

3.	Miscellaneous.

(a)  This Guarantee Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

(b)  In case any provision in this Guarantee Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)  No amendment, modification, termination or waiver of any provision of this Guarantee Agreement, and no consent to any departure by AMCEH therefrom, shall in any event be effective without the written concurrence of the Trustee and, in the case of any such amendment or modification, AMCEH. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(d)  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the AMCEH:

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Attention: General Counsel

if to the Trustee:

U.S. Bank Trust Company, National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Attention: Donald T. Hurrelbrink

(e)  AMCEH or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All notices, approvals, consents, requests and any communications under the Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by AMCEH)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

(f)  This Guarantee Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee Agreement.

IN WITNESS WHEREOF, the parties have caused this Guarantee Agreement to be duly executed as of the date first written above.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to Guarantee Agreement]